Exhibit 10.1

Original Design & Manufacturing (ODM) Services Agreement

This Original Design & Manufacturing (ODM) Agreement (“Agreement”) is made by and between Compex Technologies Pte Ltd., a Singapore corporation, at No. 9 Harrison Road, #05-01, Singapore 369651 (“Supplier”) and PicoCELA Inc., a Japan corporation, with its principal office at SANOS Nihonbashi 4F, 2-34-5 Nihonbashi Ningyo-cho, Chuo-ku, Tokyo 103-0013 Japan, and any of its wholly owned subsidiary, for themselves and on behalf of their Affiliates, (collectively “PicoCELA”), and is effective as of __17th June 2022_ (the “Effective Date”).

RECITALS

A. The parties desire that Supplier design and engineer the Product (defined below) for and in collaboration with PicoCELA in accordance with the PRDs and Specifications for various projects as further described in the Exhibit attached to this Agreement.

B. The parties wish for Supplier and PicoCELA each to provide certain Materials for the development and supply of the Product; and

C. The parties further desire that Supplier purchase all necessary parts and components for the Product and manufacture and supply units of the finished Product at PicoCELA’s election for resale and distribution by PicoCELA through its worldwide distribution channels.

For good, valuable, and sufficient consideration, the parties therefore agree as follows:

1. DEFINITIONS.

“Acceptance Criteria” means (i) that the Deliverable conforms to the Specifications and any related ATP (as defined and provided for in Section 2.5 below), and (ii) resolution by Supplier to PicoCELA’s satisfaction of all Non-Conformances in those Deliverables identified during Product development.

“Affiliate” means, about either party, any individual or entity directly or indirectly controlled by, controlling, or under common control with such party, through 50% or more of the voting power of the shares or other means of ownership or control.

“Approval” means an approval as provided by PicoCELA under this Agreement in its sole discretion in writing.

“Build of Materials” or “BOM” means the list of all components, parts, and materials (sometimes hereinafter referred to collectively as “components”) to be included in the Product.

“Deliverables” means the Specifications, Products, Documentation, Prototypes, form factors, Industrial Design, acquired production fixtures (e.g., tooling and molds) designed or unique for the Products, Software, and any other materials or deliverables of any kind provided by Supplier to PicoCELA in connection with this Agreement.

“PicoCELA Materials” mean the Specifications, PicoCELA Marks, Tooling & Equipment, schematics, technical information, reference designs, data, test tools, dies, patterns, masks, production test software, application program interface (API) software or documentation, and any other materials furnished or paid for by PicoCELA or its Affiliates under this Agreement, together with all related Intellectual Property Rights, developed or acquired by PicoCELA or its Affiliates at any time.

“Distribution Period” means the period between the delivery to PicoCELA, and prior to delivery of the Product from a Distributor to an end-user customer and for which the Product is within the original Warranty period.

“Distributor” means PicoCELA or their contracted distribution partners acting not as an end user of the product but as a distribution channel for the product.

“Documentation” means the technical and user documentation for the Product to be developed and supplied under the terms of this Agreement, as further described in the Exhibit.

“Industrial Design” means the external appearance, design, color, layout, and look-and-feel elements of the Products developed to PicoCELA’s trade dress and branding specifications to be implemented by Supplier under this Agreement.

“Intellectual Property Rights” means all right, title and interest in and to all trade secrets, patents, copyrights, know-how, rights in trade dress and packaging, Industrial Design, moral rights, rights of privacy, publicity, and similar rights of any type, including any applications, continuations, or other registrations with respect to any of the foregoing, under the laws or regulations of any foreign or domestic governmental, regulatory, or judicial authority.

“Invention” means every invention, development, improvement, device, design, apparatus, machine, technique, technology, process, method, product, algorithm, apparatus, software, computer program or work of authorship of any kind (including all intermediate and partial versions thereof and documentation relating thereto), whether or not patentable or copyrightable made, conceived of, developed or first reduced to practice by Supplier, alone or jointly with others, in connection with this Agreement. Invention shall not be deemed to include the statement of technical problems or ideas embodying problem statements that do not otherwise set forth the actual solutions to the technical problems.

“Manufacturing Contractor” means one or more third parties that manufacture or assemble the Product or any part thereof on behalf of Supplier.

“Marks” means the trademarks, service marks, names and/or logos, slogans and other distinctive brand features used in or related to the business of a party to this Agreement.

“Materials” means Supplier Materials or PicoCELA Materials, as applicable.

“Non-Conforming”, “Non-Conformance”, “Non-Conformances” means failure to conform to the Specifications, Acceptance Criteria and/or other requirements of this Agreement, whether in respect to a Product or Deliverable as applicable.

“Open Source Software” means any open source, community or other free code or libraries of any type, including, without limitation, any code which is made generally available on the Internet without charge (such as, for example purposes only, any code licensed under any version of the Artistic, BSD, Apache, Mozilla or GNU GPL or LGPL licenses).

“SOW” means the Statement of Work furnished by PicoCELA and Supplier identified in the Exhibit.

“Product(s)” means the product or family of products to be developed and supplied under the terms of this Agreement, as further described in the Exhibit and the Specifications, together with associated Documentation and other associated materials, if any, developed or produced by Supplier.

“Prototype” means, as applicable, any Product engineering validation test (EVT) prototype, design validation test (DVT) prototypes and/or production validation test (PVT) prototypes, as referenced in Section C. 2 of the Exhibit.

“Purchase Order” or “PO” means an order from PicoCELA which (i) references this Agreement, (ii) specifies the Products to be supplied and (iii) includes any other applicable terms.

“Regulatory Requirements” means all regulatory and government standards, approvals and/or certifications required for the development, supply, and distribution of the Product (e.g., EU RoHS, REACH, type approvals, CE marking, FCC marking, TELEC etc.).

“Software” means any software programs or code (including firmware) provided or made available by one party to the other under this Agreement.

“Specifications” means the final physical (including the Industrial Design), functional and technical description of the Product and its performance characteristics, as described in the SOW (identified in the Exhibit).

“Supplier Materials” means any Software, documentation or other materials, Inventions or intellectual property rights that have already been conceived or developed by Supplier before Supplier develops or delivers any Deliverables under this Agreement.

“Term” is as defined in Section 18.1 (Term).

“Tooling & Equipment” means any tooling, molds, equipment, test fixture, device or aid used in the production of the Products which is either furnished by PicoCELA or paid for by PicoCELA.

2. DEVELOPMENT

2.1 General Obligations. PicoCELA and Supplier will cooperate in good faith to develop the Specifications and Product in accordance with the terms of this Agreement, and in doing so shall perform and provide the specific tasks and Deliverables described in this Section 2 (Development), the Exhibit and this Agreement, as well as such other tasks as reasonably necessary to accomplish the specific obligations allocated to each party herein.

2.2 Supplier Responsibilities - General. Supplier shall:

2.2.1 design and develop the Product in accordance with the PRD and resulting Specifications set forth in the SOW as well as with the agreed upon milestone development schedules (the “Development Schedule”).

2.2.2 brand the Products with any Marks provided by PicoCELA and as detailed in the Specifications.

2.2.3 acquire during the Term all Tooling & Equipment required for production of the Product conforming to the Specifications. Tooling & Equipment cost and cost allocation, if any, between the parties will be set forth in a separate writing which when signed by authorized representatives of the parties will be deemed incorporated into this Agreement.

2.2.4 customize (as applicable) and incorporate any Supplier Materials into the Product as may be required to enable Deliverables or Products to conform to the Specifications.

2.2.5 customize (as applicable) and incorporate any PicoCELA Materials into the Product in accordance with the Specifications.

2.2.6 incorporate Third Party Components and additional features or functionality into the Product (and associated Specifications) as PicoCELA may reasonably request (subject to mutual agreement upon allocation of costs and changes to the Development Schedule).

2.2.7 perform safety testing, compliance testing and acceptance testing of the Products and provide test results to PicoCELA.

2.3 PicoCELA Responsibilities – General. PicoCELA shall be responsible for:

2.3.1 furnishing PicoCELA Materials required to enable Supplier to develop and supply the Product under this Agreement as provided in the Specifications.

2.3.2 furnishing the SOW to enable Supplier to prepare Specifications.

2.3.3 furnishing any PicoCELA Marks required to enable Supplier to produce the PicoCELA-branded or other private label versions of the Product as provided in the Specifications.

2.3.4 providing to Supplier any third-party Software elements of the PicoCELA Materials if specified in the Specifications.

2.3.5 performing the tasks and furnishing the items as described in the Exhibit; and

2.3.6 reviewing all Deliverables that require PicoCELA’s Approval.

2.4 Specifications. Supplier will generate and provide to PicoCELA an initial version of the Specifications based upon the Product description and applicable requirements set forth in the SOW. The parties will cooperate to revise the initial Specifications, and Supplier will prepare revised SOW and submit them to PicoCELA for Approval. If PicoCELA does not Approve a version of the Specifications submitted by Supplier, Supplier will revise those Specifications to PicoCELA’s satisfaction. When signed by authorized representatives of Supplier and PicoCELA, the Specifications (and/or any amendments thereto) will be deemed incorporated into this Agreement and the parties will endeavor to attach them as the Exhibit.

2.5 Acceptance Test Plan(s) and Procedures. On or before sixty (60) days from the Effective Date, Supplier shall develop and provide to PicoCELA for its Approval written acceptance test plan(s) and procedures for all Deliverables (as provided in the PRD) to enable determination of the Deliverables’ conformance with the Specifications and other requirements of this Agreement (an “ATP”). PicoCELA may participate in formulation of any ATP. If PicoCELA does not Approve an ATP submitted by Supplier for any Deliverable, Supplier will, within time frame mutually agreed to by the parties, revise such ATP to PicoCELA’s satisfaction. When signed by authorized representatives of Supplier and PicoCELA, an ATP (and/or any amendments thereto) will be deemed incorporated into this Agreement and the parties will endeavor to attach them as Exhibit A-1.

2.6 Changes to Specifications or Development Schedule. The parties recognize that the Specifications, product development in general, and development of the Product contemplated by this Agreement in particular, may be subject to changes and delays (either hereafter sometimes referred to as “change of scope” or “COS”) based on foreseeable and unforeseeable circumstances. If PicoCELA desires to change the Specifications or the Development Schedule, PicoCELA will submit a written request to Supplier detailing the proposed changes (“COS Request”). Supplier will consider any COS Request in good faith and whenever reasonably possible agree to implement such changes to the Development Schedule. If Supplier reasonably believes that implementing a COS Request will require Supplier to incur material additional costs or merit a change to the timeframes in the Development Schedule, Supplier may propose timing, fee, or other necessary adjustments in writing to PicoCELA. Any changes to the Specifications or Development Schedule or as otherwise necessary to implement a COS Request will become effective when agreed upon by the parties and documented in a written amendment to this Agreement. No COS will be binding on either party unless it is approved in writing by an authorized representative of each party.

2.7 Testing and Acceptance.

2.7.1 Delivery and Testing. Supplier will deliver each Deliverable, including all Prototypes, to PicoCELA in accordance with the Development Schedule for acceptance testing.

2.7.2 Pre-Delivery Testing by Supplier. Unless otherwise directed by PicoCELA, before Supplier provides any Deliverable to PicoCELA, Supplier shall undertake an internal pre-delivery testing process in accordance with the ATP and provide such test results to PicoCELA. Supplier will verify that the Deliverables are in full compliance with all Specifications for the applicable testing phase agreed in writing between the parties. Supplier shall permit PicoCELA, at PicoCELA’s option, to participate with Supplier in its pre-delivery testing of the Deliverables.

2.7.3 Deliverables Testing by PicoCELA. Within thirty (30) days upon receipt of each Deliverable from Supplier, PicoCELA will test or otherwise evaluate such Deliverable to determine whether the Deliverable meets the Acceptance Criteria.

2.7.4 Corrections and Feedback. If, during any testing period, PicoCELA finds that an item being tested fails to meet the Acceptance Criteria, Supplier will promptly correct or otherwise revise such Deliverables to meet the applicable Acceptance Criteria (unless the parties otherwise mutually agree to adjust the Acceptance Criteria). The parties will cooperate with one another in good faith to resolve any issues arising in connection with the failure to meet the Acceptance Criteria. Supplier will deliver the corrected Deliverable to PicoCELA for testing in accordance with Section 2.10.3 (Deliverables Testing by PicoCELA).

2.7.5 Acceptance. Once PicoCELA determines in its sole discretion that an item being tested has passed the Acceptance Criteria, PicoCELA will notify Supplier that the item has been accepted (“Acceptance”). Supplier acknowledges that no Product will be accepted by PicoCELA unless the Acceptance Criteria have been met. Acceptance will not be implied from any other event. If any Deliverable is unable to achieve Acceptance after two (2) attempts, PicoCELA may extend the period for Supplier to cure such defect.

2.7.6 Final Acceptance and Production Approval. PicoCELA’s final Approval and Acceptance of the Product hereunder (“Final Acceptance”) will occur upon PicoCELA’s written notification thereof to Supplier. At PicoCELA’s discretion, PicoCELA may upon Final Acceptance authorize Supplier to begin commercial production of the Product.

2.8 Additional Product Development - Statements of Work. The parties may engage in additional projects for development of variations of the Products or new Products (“Additional Products”) which may be performed by PicoCELA and Supplier pursuant to mutually agreed (“Addendum or Statements of Work” or “Addendum or SOW”) and subject to the terms of this Agreement. Each Addendum or SOW will be effective only when signed by duly authorized representatives of the parties. References to this Agreement will include any Addendum or SOW in effect from time to time. In the event of a conflict between a provision of this Agreement and a provision of an Addendum or SOW, the provision of the Addendum or SOW will prevail.

3. MANUFACTURE AND SUPPLY OF PRODUCT

3.1 Production Units. Following Final Acceptance and throughout the Term of this Agreement, Supplier will supply final production units of the Product for purchase and worldwide distribution by PicoCELA through its multiple tiers of distribution in accordance with the terms and conditions of this Agreement. Both PicoCELA and Supplier understand and agree that this Agreement does not obligate PicoCELA to purchase a minimum quantity of the Products unless otherwise stipulated in the SOW.

3.2 Supply of Product Parts or Subassemblies to PicoCELA. During the Term, Supplier agrees to supply units or sub-assemblies of Product parts (e.g., Product housing, circuit board assembly, display assembly, etc.) in quantities as PicoCELA may reasonably request from time to time subject to parts availability, for service repairs or PicoCELA’s internal use in developing new or derivative products. The pricing and delivery terms applicable to PicoCELA’s purchase of any such parts will be as mutually agreed by the parties.

3.3 Manufacturing Contractor and Place of Manufacture. Supplier shall not engage a Manufacturing Contractor to manufacture or assist in the manufacture of the Product absent PicoCELA’s prior written Approval. Supplier will manufacture and supply final production units of the Product at/from its Suzhou, Jiangsu Province, China manufacturing facility. Supplier shall not change its place of manufacture of the Product without PicoCELA’s prior written Approval, which Approval will not be unreasonably denied or delayed.

PRODUCT ORDER AND PURCHASE PROCEDURES

3.4 Ordering and Forecasts. PicoCELA may place Purchase Orders for Product with Supplier from time to time and Supplier shall fulfill such orders in accordance with the terms of this Agreement. The parties may mutually agree to rescheduled deliveries more than (3) months out on a case-by-case basis. In the event of cancellation by PicoCELA it will be liable for non-cancellable/non-returnable parts on hand to specifically fill the cancelled order(s). PicoCELA will use commercially reasonable efforts to furnish Supplier with forecasts of PicoCELA’s anticipated purchase requirements under this Agreement.

3.5 Orders and Order Acknowledgment. PicoCELA will specify the Product ordered (with applicable part numbers) and quantities, unit prices, requested delivery date to PicoCELA, and shipping instructions, as applicable, in its Purchase Orders. Within five (5) business days after receipt of each Purchase Order, Supplier will acknowledge its receipt, and within ten (10) business days Supplier will provide confirmation of the quantity and delivery dates of the Purchase Order or request corrections in writing in the event there is an error in the PO or confirm an alternative quantity and delivery date. In the event delivery dates cannot be confirmed after the mentioned ten (10) business days, Supplier and PicoCELA will mutually agree in writing, the handling of the Purchase Orders.

3.6 Entire Agreement. The entire agreement between the parties for the purchase and sale of the Product shall be governed exclusively by the terms and conditions of this Agreement. Any additional or different terms or conditions set forth in a Purchase Order, acknowledgement form or other sales instrument except as required for ordering (such as quantity, delivery date etc.) shall be of no force or effect unless otherwise expressly agreed to in writing by the parties’ respective authorized representatives.

3.7 Change Orders, Cancellation and Rescheduling. PicoCELA may issue change orders, cancel Purchase Orders and Releases scheduled for delivery more than thirty (30) days out and reschedule delivery dates (in whole or in part). In no event will PicoCELA’s liability for cancellation exceed the purchase price of the Product under a cancelled Purchase Order, subject to PicoCELA’s materials liability. Should PicoCELA incur charges or other liability in connection with a cancellation, Supplier shall submit its claim for such charges to PicoCELA in writing within forty-two calendar (42) days after receipt of PicoCELA’s cancellation notice. PicoCELA reserves the right to inspect Supplier’s work in progress and to audit all relevant documentation prior to paying Supplier’s claim. Upon payment of Supplier’s claim, PicoCELA will be entitled to receive all work in process and materials paid for.

4. FEES

4.1 Non-recurring Engineering Fee Payments. In consideration of Supplier’s timely completion of each performance milestone and tender of associated Deliverables under the Development Schedule, PicoCELA agrees to make payments of non-recurring engineering development fees (“NRE Fees”) to Supplier, if any, as specified in SOW.

4.2 Product Purchase Fees. The prices applicable to PicoCELA purchases of the commercial Product are as set forth in SOW. All payments will be made in United States Dollars (USD$).

4.3 Taxes. Applicable taxes and charges such as duties, customs, fees, tariffs, or other government-imposed surcharges based upon sale or use must be stated separately on Supplier’s invoices. PicoCELA will be responsible for paying all such charges, except for taxes imposed on the Product prior to delivery to the carrier and taxes based on Supplier’s net income.

5. INVOICE AND PAYMENT TERMS

5.1 Invoices. Supplier shall submit invoices for amounts due and payable by PicoCELA to PicoCELA’s accounts payable department at the address provided on the front of the applicable Purchase Order, or to such other address designated by PicoCELA in writing. Supplier will invoice PicoCELA no earlier than upon shipment or completion of services under the applicable Purchase Order or Release. Invoices must specify the Purchase Order number, order line-item number (if any), PicoCELA part number, description, quantity shipped, unit price and the date of shipment or before the completion of services or status prior to completion where applicable, and such other information as may be reasonably requested by PicoCELA from time to time.

5.2 Payment Terms. Unless otherwise agreed to in writing by authorized representatives of the parties, payment terms are prepayment upon placement of Purchase Order.

6. DELIVERY

6.1 Delivery Terms. Delivery terms applicable to individual Product shipments will be Ex Works (EXW) Suzhou, Jiangsu Province, China. (Incoterms® 2020). Title and risk of loss or damage to all Products will pass to PicoCELA when Supplier delivers the Products to the carrier.

6.1.1 Late Delivery. If Supplier fails to timely deliver Product under a PO within fifteen (15) business days after the delivery date specified in the applicable PO, and such delay is not attributable to PicoCELA or Supplier, the parties will negotiate in good faith for a mutually acceptable resolution of the matter.

6.1.2 Packaging and Shipment. Supplier shall prepare all items for shipment in the manner specified by PicoCELA or, absent such direction, in a manner which: (i) follows good commercial practice; and (ii) is acceptable to common carriers for shipment at the lowest rate; and (iii) adequately protects the Product from reasonable handling while in-transit. Supplier shall label all containers according to PicoCELA’s Bar Code Specifications and mark containers with the necessary lifting, handling, and shipping information, Purchase Order number, date of shipment and the names of PicoCELA and Supplier. PicoCELA shall notify Supplier of the method of shipment. If no method of shipment is given, Supplier shall select the least expensive method, provided however, that all such shipments shall be insured against normal transportation risk. Costs of carriage and insurance (if any) shall be borne by PicoCELA.

6.2 Excess/Early Shipments. Shipments more than quantities specified in a Purchase Order or delivered more than five (5) days in advance of the dates defined in Section 7.2. shall not be made without PicoCELA’s Approval.

6.3 Shortage/Allocation. Supplier recognizes that the supply of Products under this Agreement is essential for PicoCELA’s offerings of products and services to customers, distributors, and resellers, and that PicoCELA is relying on the timely performance of Supplier to fulfill PicoCELA’s obligations to third parties. In the event of any supply shortages, manufacturing difficulties or process-related reliability problems, Supplier shall allocate no less manufacturing capacity (and within Supplier’s manufacturing process no fewer components) for supply to PicoCELA than an amount proportionate to Supplier’s total orders, including orders for PicoCELA’s own account. Upon request by PicoCELA, Supplier shall communicate to PicoCELA the reason for the short supply situation, with the intent that PicoCELA may assist with resolving the shortage at PicoCELA’s sole discretion.

6.4 Export/Import License. Supplier may provide export and/or import services for international distribution of Products if required by PicoCELA under terms and costs to be agreed in writing between the parties. If applicable, PicoCELA will be responsible for providing information necessary to obtain a license(s) or other official authorization(s) necessary for the export/import of the goods. The parties shall mutually agree as to which shall be the exporter of record and importer of record for specific Product shipments.

7. INSPECTION, ACCEPTANCE AND REJECTION OF PRODUCTS

7.1 Post Development Product Inspection. Each unit of Product is subject to inspection and test by PicoCELA before acceptance to verify conformance to Specifications and material and workmanship requirements.

7.2 Product Repair or Correction During Distribution Period. PicoCELA has the right to reject and require the prompt correction or repair of any Products that are deemed to be Non-Conforming Products during the Distribution Period provided it follows mutually agreed return procedures for product returns. Supplier shall promptly replace or correct such Non-Conforming Product(s) at Supplier’s sole expense, except freight cost will be shared by each party one way.

Supplier understands PicoCELA’s need to have Non-Conforming Products replaced or corrected promptly to enable PicoCELA to timely fulfill its own customer’s requirements and orders for those Products (i.e., as incorporated into PicoCELA’s or its Distributor’s or Affiliate’s products). Supplier will permit PicoCELA the option of effecting certain correction/repair of those Non-Conforming Products itself (whether by individual units or entire lot). Therefore, except as otherwise agreed to in writing by the parties, PicoCELA and Supplier will adhere to the following Product rejection and correction procedures during the Distribution Period:

7.2.1 Product Rejection and Correction Notification. PicoCELA shall notify Supplier of Non-Conforming Products, specifying the type of Non-Conformance (e.g., operational, or cosmetic), whether PicoCELA can itself undertake correction of the Non-Conformance at PicoCELA’s (or its Distributor’s) facility, and discuss with Supplier the timeframe within which the Non-Conforming Product must be repaired or replaced to enable PicoCELA to meet customer requirements (the “Required Repair Timeframe”).

7.2.2 Upon PicoCELA’s request, Supplier shall at its sole expense, perform a detailed failure and root cause analysis of any Products found to be Non-Conforming by PicoCELA, and will deliver such failure analysis report to PicoCELA within fifteen (15) business days after PicoCELA’s request and return of the Non-Conforming Product, or within twenty (20) business days after PicoCELA’s request and return of the Non-Conforming Product if Supplier is required to seek a failure and root cause analysis from its own supplier(s), or within such other mutually agreed to time period.

8. REPRESENTATIONS AND WARRANTIES.

8.1. Performance Warranty. Supplier represents and warrants for a period of twelve (12) months from date of shipment, that each Product under this Agreement will: (i) be repaired; (ii) be free from errors and defects in workmanship and materials; (iii) conform to the Specifications; and (iv) will be delivered free and clear of any liens or encumbrances.

8.2. Return Materials Authorization (“RMA”) Procedure. Unless the parties agree, if a Product fails to conform with the Warranty set forth in Section 8.1 (“Non-Conforming Product”), Supplier will repair (or replace and return) such repaired or replacement Product to PicoCELA in accordance with the following procedures:

a. Upon request Supplier will issue an RMA number for return of Non-Conforming Product units, with each party agreeing to pay for the return freight, properly insured, in one direction.

b. PicoCELA will return Non-Conforming Product units to Supplier’s facility with the RMA number provided by Supplier displayed on the outside of the carton.

c. Unless otherwise agreed between the parties, PicoCELA shall be solely responsible for all costs incurred by its employee or personnel in receiving RMA training from the Supplier, including without limitation, travel, accommodation, and living expenses.

d. In the event the units returned for repair were not new units, but were used units returned from end customers, the parties will mutually agree upon a process for their return, repair and/or replacement.

8.3. Warranty Repair/Replacement. In performing its warranty repair or replacement obligations under this Agreement, Supplier shall:

a. record and report to PicoCELA in writing as required: date codes, serial numbers, cause of failure and corrective action (where applicable or requested) for all Product(s) returned for repair or replacement.

b. where requested, furnish PicoCELA with corrective action reports where the root cause of the failure has been found to be a failure in one of Supplier’s process controls.

c. where Products are returned for warranty rework and an upgrade to the latest engineering change level for such Product is the most reasonable solution, develop a cost estimate for such upgrade and submit it to PicoCELA in writing before proceeding with it.

d. use commercially accepted reasonable efforts to repair or replace the Product within thirty (30) business days or based on the RMA’s quantity an alternative mutually agreed upon date; and

e. provide in-field warranty repair as mutually agreed-to by the parties.

8.4. Spare Parts. Supplier agrees to use commercially reasonable effort to supply spare and replacement Parts which are still available in the market, and Supplier shall retain the ability to repair the Products for five (5) years after fulfillment of PicoCELA’s final Order for Products. However, if Supplier intends to end of life (EOL) the spare parts, Supplier will notify to PicoCELA, and PicoCELA needs to provide the last time buy purchase order to purchase the spare parts for three (3) years later, with warehouse storage as additional service cost, upon mutual agreement by both parties.

8.5. Authorization and No Conflicts. Each party represents and warrants to the other that (i) it has all requisite legal and corporate power to execute and deliver this Agreement, (ii) it has no Agreement or understanding with any third party that interferes with or will interfere with its performance of its obligations under this Agreement, and (iii) it has obtained and will maintain all rights, approvals and consents necessary to perform its obligations and grant all rights and licenses granted under this Agreement, including the right to make, have made, sell, and import Products.

8.6. No Litigation. Supplier is not aware of any pending or threatened claims, suits, actions, or charges pertaining to the Deliverables, Supplier Materials or any Software provided by Supplier, including without limitation any claims or allegations that any or all the Deliverables, Supplier Materials or Software infringe, violate, or misappropriate the Intellectual Property Rights of any third party. Supplier agrees that it will notify PicoCELA immediately if Supplier becomes aware of any actual or potential claims, suits, actions, allegations, or charges that could affect either party’s ability to fully perform its duties or to exercise its rights under the Agreement.

8.7 Proprietary Rights Indemnity. PicoCELA shall indemnify, defend, and hold Supplier and its directors, officers, directors, officers, employees, agents harmless from and against claims, demands, or causes of actions and losses, expenses, and damages resulting therefrom (including court costs and reasonable attorney fees) based on a claim against Supplier:

a. relating to any claim alleging that a Product infringes any third-party patent, copyright, trademark, service mark, or other intellectual property right and such infringement arises out of software provided by parties other than Supplier (including PicoCELA provided firmware); or

b. arising from a breach by PicoCELA of any term of this Agreement.

In such cases, Supplier agrees to provide reasonable assistance and information, if requested by PicoCELA. Supplier will give written notice of the claim for which indemnification is sought, Supplier will allow PicoCELA to control the defense and/or settlement of such claim, PicoCELA may not enter into any settlement that imposes any obligation on Supplier without Supplier’s prior written consent, which shall not be unreasonably withheld.

8.7.1　 Supplier shall, at its expense and at PicoCELA’s request, defend any claim or action brought against PicoCELA, PicoCELA’s subsidiaries, affiliates, directors, officers, employees, agents or independent contractors, to the extent they arise from a third party claim, action or proceeding based on or relating to the manufacture of Products, and Supplier shall indemnify and hold PicoCELA harmless from and against any losses, expenses, and damages resulting therefrom including court costs and reasonable attorney fees.

8.7.2 Notwithstanding provision 8.7, or any other provision herein to the contrary, in no event shall the liability of PicoCELA arising in connection with any of the Products (whether such liability arises from a claim based on contract, warranty, tort, intellectual property or otherwise) exceed twenty percent (20%) of the actual amount paid by PicoCELA to Supplier for Products at issue under this Agreement during the six (6) months preceding the occurrence of the alleged damage giving rise to the claim.

8.8 No Harmful Code. All Deliverables, including any Software provided by Supplier, shall be free of any: (i) viruses, worms, time bombs, Trojan horses or other harmful, malicious, or destructive code; (ii) software disabling devices, time-out devices, counter devices and devices intended to collect data regarding usage of the software without the knowledge of PicoCELA and (iii) Open-Source Software, except as expressly Approved in advance by PicoCELA. Supplier further represents and warrants that it has not included in any Deliverable any device or mechanism which would permit Supplier or any third party to remotely access or disable the Product.

8.9　 Applicable Standards. Supplier will ensure that each Product complies with all Standards specified in the SOW.

8.10 Sufficient Documentation. Supplier represents and warrants that the Documentation it furnishes will describe fully and accurately the features and functions of the version(s) of the Products then in use by PicoCELA well enough to allow a reasonably skilled user to effectively use all its features and functions without assistance from Supplier. If Supplier provides source code, the source code Documentation will be in English and will also include all information that a reasonably skilled programmer needs to maintain, modify, and implement the applicable Products without assistance from Supplier.

8.11 Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS AND WARRANTIES INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

9. POST DEVELOPMENT CHANGES

9.1. Engineering Change Control Process. The parties shall develop and implement a change control process for submitting, entertaining, and implementing any engineering, manufacturing and/or Product change requests made pursuant to Sections 9.2 and 9.3 below (the “Engineering Change Control Process”). If at any time following Final Acceptance of a Product either party considers it necessary or desirable to request such change to the Product or associated manufacturing process, that party may submit a written engineering change (“EC”) request to the other party in accordance with such Engineering Change Control Process. Each party will consider any EC request received from the other party in good faith. EC orders, when mutually agreed upon, documented in writing, and signed by authorized representatives of Supplier and PicoCELA, will be deemed incorporated into this Agreement. No EC order will be binding on either party unless it is approved in writing by an authorized representative of each party.

9.2. Supplier Initiated Changes. Supplier may not make any changes to the Product which: (i) violate or invalidate any regulatory certification or compliance certifications; or (ii) may affect form, fit, function, reliability, or serviceability), without the prior Approval of PicoCELA. Supplier shall notify PicoCELA at least ninety (90) days in advance of any manufacturing or engineering changes proposed to be made by Supplier to the Product; or if such change is occasioned by the end of life (“EOL”) of a Product component, then Supplier will notify PicoCELA thereof within ten (10) business days of Supplier’s receipt from its own supplier of the EOL notice for that component. In any EC notice and request to PicoCELA, Supplier shall provide a written description of the proposed changes including the effect on Product manufacturing, price, performance, reliability, and serviceability. PicoCELA shall notify Supplier within twenty (20) business days of receipt of any such EC request whether the change is approved or disapproved.

9.3. PicoCELA Initiated Changes. PicoCELA may at any time request that Supplier incorporate changes in the Specifications or other descriptions to which the Product are to conform, subject to an equitable and agreeable adjustment in price and acceptance by Supplier of such changes. Supplier shall respond to any such request within twenty (20) business days and specify the effect the proposed changes would have on manufacturing, pricing, and availability.

9.4. Disposition of Excess Parts. No less than six (6) months prior to the end of the Agreement Term or to the final build of any Product, the parties shall develop and agree upon a plan for the disposition of excess materials, parts and/or components used in the Products (hereafter sometimes collectively referred to as “Excess Parts”). Such plan will include options for mitigating costs of Excess Parts disposition, such as (i) Excess Parts vendor buy back, (ii) cancellation or rescheduling of open purchase orders with Excess Parts vendors more than current requirements, (iii) allocations to spare Excess Parts inventory and (iv) redeployment of Excess Parts for alternative use by Supplier or PicoCELA.

10. PRODUCT SUPPORT AND MAINTENANCE

10.1. Product Support Obligations. PicoCELA shall be responsible for primary contact with its customers for technical assistance and support services for the Product. During the Term, in addition to the warranty services described in this Agreement, Supplier will be responsible for providing such secondary technical assistance and support services for the Product to PicoCELA as may be necessary or appropriate to enable PicoCELA to provide reasonable support to its customers for the Product. In addition to warranty service described in this Agreement, Supplier shall make maintenance, repair, and technical support services available for the Product, for a period of five (5) years following the Term, on commercially reasonable terms, at PicoCELA’s expense.

10.2. Monitoring Reports. Supplier shall endeavor to provide such reports and data as PicoCELA may reasonably request to enable PicoCELA to monitor factory production related to Supplier’s production of the Products and fulfillment of Purchase Orders under this Agreement. Supplier understands and agrees that PicoCELA may need reports and data on a weekly basis.

11. QUALITY, PERFORMANCE REVIEWS & REPORTS

11.1. Epidemic Failure. Without limiting the foregoing remedies, an “Epidemic Failure” will have been deemed to occur if the Epidemic Failure threshold(s) as stipulated in Exhibit A.3 of the SOW are exceeded.

Upon written notice by PicoCELA to Supplier of any such Epidemic Failure, Supplier shall promptly initiate a meeting with PicoCELA and cooperate to develop a plan to eliminate the problem in all continuing production and to correct the problem in all affected units of Product previously sold and delivered to PicoCELA. Supplier shall submit such plan to PicoCELA for PicoCELA’s acceptance. Upon receiving PicoCELA’s approval of such plan, Supplier shall implement the corrective action at its expense. The parties agree to use commercially reasonable efforts to complete the repair or replacement of the affected Product within thirty (30) days after a corrective action has been agreed upon. For Epidemic Failures that are affecting current production, Supplier shall use commercially reasonable efforts to identify the problem and develop a plan to solve it within fourteen (14) business days of PicoCELA’s notice.

11.2. Periodic Reviews & Reports: Supplier agrees to cooperate in good faith with PicoCELA’s periodic reviews of Supplier performance under this Agreement related to the areas of product performance, quality, delivery, lead time, price competitiveness, inventory levels, customer service and technology. Supplier further agrees to furnish written reports to PicoCELA covering the foregoing subjects in the format and manner and at the time(s) mutually agreed to in writing by the parties, or absent such Agreement, as reasonably requested by PicoCELA.

11.3. ISO 9000. Supplier must comply with and hereby agrees to comply with the provisions of this clause. Supplier shall have the portion of Supplier’s quality system that applies to the Products covered under this Agreement registered to the then current and applicable ISO 9000 series. Supplier shall, prior to or upon execution of this Agreement, provide PicoCELA a copy of the appropriate certificate(s) of registration issued by such third-party accredited registrar(s).

11.4. Configuration. Supplier shall cooperate with PicoCELA to provide configuration control and traceability systems for Products supplied under this Agreement, as applicable, through use of serial numbering or as mutually agreed otherwise.

12. CONFIDENTIALITY

12.1. Confidential Information. Supplier and PicoCELA acknowledge that by reason of their relationship each may have access to certain Confidential Information of the other party. “Confidential Information” means all nonpublic information disclosed by one party, its Affiliates, or the agents of any of the foregoing (collectively, the “Disclosing Party”) to the other party, its Affiliates or the agents of any of the foregoing (collectively, the “Receiving Party”) that is (i) in tangible form and which is marked or otherwise designated as “Confidential” or “Proprietary,” (ii) disclosed orally, and summarized in a writing delivered to the other party within thirty (30) days of disclosure, or (iii) which by its nature under the circumstances of disclosure, would be deemed confidential or proprietary by a reasonable business person. Confidential Information includes, without limitation (a) non-public information relating to the Disclosing Party’s technology, customers, vendors, business plans, introduced and non-introduced products, promotional and marketing activities, finances, and other business affairs, (b) third-party information that the Disclosing Party is obligated to keep confidential, and (c) the terms of this Agreement and any discussions or negotiations between the parties. All Confidential Information will remain the exclusive property of the Disclosing Party.

12.2. Use and Protection of Confidential Information. As a Receiving Party, each party agrees:

a. to use the Disclosing Party’s Confidential Information solely for the purposes and transactions set forth in this Agreement.

b. to use the same standard of care to protect the Confidential Information as it uses to protect its own similar information but in no event less than reasonable and prudent care.

c. to hold the Confidential Information in confidence and, except as otherwise expressly provided herein, not to disclose the same to any third party without the prior written authorization of the Disclosing Party.

d. to restrict circulation and disclosure of the Confidential Information to its employees, officers, directors, contractors (collectively “Personnel”) and consultants who have a legitimate need to know the Confidential Information in connection with the parties’ business relationship; and

e. at the Disclosing Party’s option and request, to promptly return or destroy the Disclosing Party’s Confidential Information, including materials prepared in whole or in part based on such Confidential Information, and all copies thereof in whatever medium, and certify to the Disclosing Party that the Receiving Party no longer has in its possession or under its control any such Confidential Information.

12.3. Exclusions. The Disclosing Party acknowledges that the Receiving Party shall not be liable for wrongful disclosure or use of Confidential Information which: (i) is already known to the Receiving Party at the time of disclosure; (ii) becomes publicly known through no wrongful act of the Receiving Party; (iii) is received from another source without restriction on disclosure or use; (iv) is independently developed by the Receiving Party without the use of or reference to the Confidential Information; (v) is communicated to a third party with the express prior written consent of the Disclosing Party; or (vi) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, provided that before making such disclosure the Receiving Party uses reasonable efforts to give the Disclosing Party an opportunity to object or to assure confidential treatment of the Confidential Information.

12.4. Duration of Obligation of Confidence. The foregoing obligations of confidence are intended to apply to Confidential Information received by the Receiving Party both prior to the Effective Date and during the Term of this Agreement. The parties agree that the Receiving Party’s obligations with respect to the Confidential Information will survive for a period of five (5) years following termination of this Agreement; except those obligations of confidence about trade secrets shall survive indefinitely.

13. PROPRIETARY RIGHTS

13.1. License to Materials.

13.1.1 License to PicoCELA Materials. Subject to the terms and conditions of this Agreement, during the Term, PicoCELA grants Supplier a non-exclusive, non-transferable, non-sublicensable right and license to use and copy the PicoCELA Materials solely for the purpose of developing and supplying the Product to PicoCELA in accordance with the terms of this Agreement. Supplier will not use the PicoCELA Materials for any other purpose.

13.1.2 License to PicoCELA Marks. Subject to the terms and conditions of this Agreement, during the Term, PicoCELA grants Supplier the non-exclusive, non-transferable, non-sublicensable right and license to use and copy PicoCELA’s Marks solely in its supply of the Products to PicoCELA in accordance with the terms of this Agreement. All use of PicoCELA’s Marks shall be subject to the review and approval of PicoCELA. All goodwill arising from the use of the PicoCELA Marks shall be vested in and inure to the benefit of PicoCELA.

13.1.3 License to Third Party Software. Subject to the terms and conditions of this Agreement, during the Term, PicoCELA grants Supplier a non-exclusive, non-transferable, non-sublicensable right and license to use and copy any third-party Software provided by PicoCELA solely for the purpose of installing into the Product and supplying the Product to PicoCELA in accordance with the terms of this Agreement. Supplier will not use the third-party Software for any other purpose.

13.2. Supplier Proprietary Rights. Supplier owns all right, title and interest (including Intellectual Property Rights) in the Supplier Materials.

13.3. PicoCELA Proprietary Rights.

13.3.1 Rights to PicoCELA Materials, Marks, Confidential Information, etc. PicoCELA (and/or its Affiliates and licensors, if any) own(s) all right, title and interest (including Intellectual Property Rights) in PicoCELA’s Marks, PicoCELA Materials and any Software provided by PicoCELA. PicoCELA further owns all proprietary rights in the PicoCELA Confidential Information and any other PicoCELA products and services.

13.3.2 Rights to Product Industrial Design, Tooling & Equipment. PicoCELA owns all right, title and interest (including Intellectual Property Rights) in the Product’s Industrial Design(s) (including that of the Tooling & Equipment); and upon full payment for any Tooling & Equipment provided by Supplier, PicoCELA shall own all right, title and interest in that Tooling & Equipment.

13.3.3 Reservation of Rights. Except as otherwise expressly specified in this Agreement, nothing in this Agreement or the commercial relationship of the parties shall be construed as granting either party rights in the Intellectual Property Rights of the other.

13.4. License Restrictions. To the extent that either the PicoCELA Materials or Supplier Materials delivered by one party to the other party hereunder includes Software, neither the recipient party nor a third party acting on its behalf will decompile, reverse engineer, disassemble or otherwise reduce all or any part of such Software to human readable form.

14. COMPLIANCE WITH ADDITIONAL REQUIREMENTS

14.1. Compliance with Laws; Export Controls. Each party agrees that in exercising its rights and performing its obligations under this Agreement it shall comply with all laws and regulations of Japan, Singapore and of other countries governing, as applicable, its production, sale, purchase, resale, and distribution of the Products covered by this agreement and associated Purchase Orders, including all applicable export and import laws and regulations. The US government maintains embargoes and sanctions against certain countries, currently Cuba, Iran, North Korea, Sudan, and Syria, but any amendments to the countries under a U.S. embargo or sanction will apply. The parties acknowledge that other countries may have trade laws pertaining to import, use, export or distribution of items, and that compliance with the same is the responsibility of the parties. Each party agrees to provide written certification of its compliance with any such applicable law or regulation upon request. This clause will survive termination of this agreement for any reason.

15. TERM AND TERMINATION

15.1. Term. This Agreement will commence on the Effective Date and continue in effect for a period of two (2) years (the “Initial Term”), and thereafter will automatically renew for successive one (1) year periods (each a “Renewal Term”) unless either party gives written notice of its intent not to renew at least ninety (90) days prior to expiration of the then applicable Initial or Renewal Term, or unless the Agreement is otherwise earlier terminated under the provisions hereof. The Initial Term and any Renewal Term are referred to as the “Term”.

15.2. Termination for Breach. This Agreement may be terminated upon written notice by a party (the “non-defaulting party”), provided that if such breach is by its nature curable, the non-defaulting party shall have previously given the other party not less than thirty (30) calendar days advance written notice of intent to terminate, stating with particularity the breach and the steps required to cure such breach, and provided further that the other party has failed to cure the specified breach within such thirty (30) day period.

15.3. Termination for Insolvency. To the extent permitted under applicable law, either party may terminate this Agreement upon written notice if the other party ceases business operations in the ordinary course or enters any bankruptcy, insolvency, receivership or like proceeding not dismissed within thirty (30) days or assigns its assets for the benefit of creditors.

15.4. Effect of Termination.

15.4.1 Termination of this Agreement will not relieve either party of any obligation previously accrued. Supplier shall continue to fulfill all PicoCELA Purchase Orders accepted by Supplier prior to the date of termination, (unless PicoCELA is in default or unless Supplier’s performance is excused or delayed by law, by the terms of this or any other written Agreement between the parties), and PicoCELA shall have the right to continue to sell and distribute Products purchased prior to the date of termination.

15.4.2 If PicoCELA terminates the Agreement for its convenience for the commercial shipment of the Product, PicoCELA shall be responsible for those fees in connection with any binding forecast, work in process Product and materials liability.

15.5. Last Time Buy Rights upon Termination. Upon termination of this Agreement for any reason, PicoCELA may issue within sixty (60) days of such notification and Supplier will accept a “last time buy” Purchase Order for Products, for delivery to occur within six (6) months of the effective date of termination (or later delivery date as mutually agreed by the parties).

15.6. Return of PicoCELA Materials, Tooling & Equipment.

15.6.1 Upon termination of this Agreement for any reason, Supplier shall return to PicoCELA, at PicoCELA’s expense, all PicoCELA Materials in Supplier’s possession or under its control; or alternatively at PicoCELA’s option, destroy the PicoCELA Materials and certify such destruction in writing to PicoCELA.

15.6.2 Upon termination of this Agreement, PicoCELA may request delivery of the Tooling & Equipment, at PicoCELA’s expense, in which case Supplier shall pack & ship the Tooling & Equipment to PicoCELA. Alternatively, PicoCELA may remove the PicoCELA-owned Tooling & Equipment from Supplier’s premises without cost or restriction, except for reasonable preparation costs such as packing and crating; and if PicoCELA has given Supplier notice of its intent to remove such Tooling & Equipment at least ten (10) business days (or as reasonably required for the quantity of tools involved) prior to removal. Prior to shipment or removal, PicoCELA may inspect and review PicoCELA-owned Tooling & Equipment during Supplier’s regular business hours and upon reasonable notice. Supplier shall make all PicoCELA-owned Tooling & Equipment available for complete inspection and review, and shall not unreasonably prevent, hinder, or obstruct PicoCELA’s removal thereof.

16. GENERAL

16.1. Assignment; Binding Effect. Neither party may assign this Agreement nor any of such party’s rights or obligations herein, in whole or in part, without the other party’s written consent (which will not be unreasonably withheld or delayed), except that PicoCELA or Supplier may assign its rights and obligations hereunder, in whole or in part to an Affiliate provided that such assignee or transferee assumes or is otherwise fully bound by all the obligations of the assigning party under this Agreement. Any attempt to assign this Agreement other than as permitted above will be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

16.2. Force Majeure. Either party shall be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from causes beyond such party’s reasonable control; provided however, that to be excused from delay or failure to perform, such party promptly notifies the other party of the force majeure event and acts diligently to remedy the cause of the delay or failure. In the event of any component/parts unavailability the parties will in good faith discuss the situation and possible solutions.

16.3. Governing Law; Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of Singapore, without reference to “conflict of laws” provisions or principles.

16.4. Relationship of the Parties. Each party is an independent contractor, not an employee, agent, or partner of the other party. Neither party is authorized to assume or create any obligation or responsibility, including but not limited to obligations based on warranties, guarantees, or other contractual obligations, on behalf or in the name of the other party.

16.5. Support Contacts and Regular Meetings. The parties agree to designate and maintain principal contacts to oversee all work and business between them concerning this Agreement. If either party decides at any time to replace any person serving as a principal contact, it may do so by written notice to the other party. The parties’ support contacts or their designees will endeavor to meet approximately every six (6) months during the Term to facilitate multi-disciplinary exchanges of information and to maintain the parties’ working relationship. During these meetings, the parties may review and assess their performance under this Agreement, raise areas of concern, suggest changes, improvements, and equitable adjustments to implementation of the agreement (which may lead to mutually agreed amendment of the Agreement terms), and may share other relevant business and technical information. These meetings may be conducted via in person, teleconference, or video conference, as mutually agreed.

16.6. Costs. Each party will be responsible for its own costs incurred in its performance under this Agreement except as otherwise expressly provided herein or otherwise mutually agreed to in another writing by the parties.

16.7. Public Announcement. Neither party is authorized to disclose, advertise, or publish the terms and conditions of this Agreement without the prior written consent of the other party. Each party shall consult with the other party before issuing any press releases or other public statements regarding the existence or nature of this Agreement or the relationship of the parties hereunder, or regarding either party’s execution, performance, or benefits under or arising from this Agreement.

16.8. Entire Agreement; Modification. This Agreement (including all exhibits) constitutes the entire Agreement between the parties with respect to the subject matter hereof, merges all prior and contemporaneous communications, and supersedes all prior agreements between the parties on the subject matter contained herein. It may be modified or amended only by a written agreement dated after the date of this Agreement and signed on behalf of the parties by their respective duly authorized representatives.

16.9. Severability. Any provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining provisions of this Agreement or the validity or enforceability of the offending provision in any other situation or in any other jurisdiction. The parties agree to attempt in good faith to replace any such invalid or unenforceable provision with a valid and enforceable provision designed to achieve, to the extent possible under applicable law, the business purpose and intent of the invalid or unenforceable provision.

16.10. Headings and Construction. The section headings herein are for purposes of convenient reference only and shall not be used to construe or modify the terms written in the text of this Agreement. Unless expressly indicated to the contrary, the term “including” (and variations thereof) means “including, without limitation”.

16.11. No Waiver. No waiver by either party of any breach of this Agreement, no matter how long continuing or how often repeated shall be deemed a waiver of any subsequent breach thereof, nor shall any delay or omission on the part of either party to exercise any right, power, or privilege hereunder be deemed a waiver of such right, power or privilege.

16.12. Cumulative Remedies. Every right and remedy hereunder are cumulative with every other right and remedy herein or in any other Agreement between the Parties or under applicable law.

16.13. Further Actions and Assurances. The parties shall execute and deliver all documents, and cause all other reasonable action to be taken, that may be necessary or proper to affect the intent and carry out the transactions contemplated by this Agreement.

16.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be considered an original and all of which when taken together will constitute a single fully signed original. Facsimile and other electronic means of signatures on this Agreement shall be binding.

16.15. Notices. Any notice required or permitted hereunder must be in writing and be either (i) personally delivered; (ii) delivered by courier, overnight delivery, facsimile or similar means providing for proof of service; or (iii) sent by mail, postage prepaid (which shall be registered or certified mail, return receipt requested); properly addressed to the party entitled to receive such notice or communication at the address for such party set forth below or at such other address as the intended recipient shall have previously designated by written notice to the sender. Notice shall be effective on the date that it is delivered or, if mailed as provided above, three (3) days after the date of mailing.

PicoCELA:	Supplier:

/s/ Hiroshi Furukawa (by affixing with his Corporate Seal of Representative Director)	/s/ Yaw Thiam Teng
PicoCELA Inc.	Compex Technologies Pte Ltd.
SANOS Nihonbashi 4F	No. 9 Harrison Road, #05-01,
2-34-5 Nihonbashi Ningyo-cho, Chuo-ku,	369651 Singapore.
Tokyo 103-0013 Japan.

Attn: Hiroshi Furukawa	Attn: Yaw Thiam Teng
President and CEO	Director, Research & Development